Exhibit 10.19

PRINCIPAL’S

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated 1-1-90, is made between HILB, ROGAL AND HAMILTON COMPANY OF RICHMOND, a Virginia corporation (“Employer”), and STEVEN C. DEAL (“Employee”), a resident of Richmond, Virginia.

RECITALS

WHEREAS, Employer is a wholly-owned subsidiary of HILB, ROGAL AND HAMILTON COMPANY, a Virginia corporation (“HRH”);

WHEREAS, Employee has been a productive employee of Employer;

WHEREAS, HRH and Employer desire that Employee continue to be employed for the period of time and to be promoted to serve in the capacity with Employer as specified herein;

WHEREAS, Employee desires to accept such employment subject to the terms and conditions specified herein; and

WHEREAS, HRH and Employer aver and Employee acknowledges that HRH and Employer will incur substantial costs in developing, increasing and protecting its business, including costs for training employees and advertising the business of the Employer;

NOW, THEREFORE, in consideration of the premises stated above and the sum of $1.00, receipt of which is acknowledged by Employee, Employer’s employment or continued employment of Employee, and the mutual promises contained in this Agreement, the parties agree as follows:

1.

EMPLOYMENT: TERM, COMPENSATION; RENEWAL.  Employer agrees to employ Employee as “President” for an initial term of three (3) years (the “Initial Term”), effective as of January 1, 1990 (“Effective Date”), and to compensate Employee as described herein.

As “President,” Employee shall be responsible for the operations of Employer with a view to maximizing its long-term profitability.  In evaluating Employee’s performance as “President” in any year, consideration shall be given to such factors as sales growth and profitability of Employer, the contribution of Employer to HRH goals, and Employee’s overall accountability and responsibility for achieving the foregoing.  In making such evaluation, consideration shall also be given to Employee’s performance relative to other HRH offices and to the general condition of the industry.

Employee’s base annual salary at the beginning of the initial Term will be as set forth in Exhibit A attached hereto.  Employee shall be entitled to an expense allowance as set forth in Exhibit A attached hereto.  Employee shall be entitled to the usual and customary fringe benefits that other employees of Employer in similar positions enjoy from time to time and, pursuant to the provisions of any pension or profit sharing plan established for the benefit of all employees of

Employer, shall be eligible to participate in any such pension or profit sharing plan.

Upon the expiration of the Initial Term, this Agreement shall renew for one (1) year terms; provided that this Agreement shall not renew if either party gives written notice to the other not less than ninety (90) days prior to the end of the Initial Term (or any renewals thereof) of its intent not to renew the Agreement, and provided further that during any term after the Initial Term either party may terminate this Agreement, with or without cause, upon the giving of ninety (90) days written notice to the other of its intent to do so.  Employee’s total compensation package shall be reviewed by Employer not less frequently than annually during the term of this Agreement and any extensions or renewals thereof, may be adjusted upward or downward in Employer’s sole discretion and shall be full compensation for all services performed by Employee under this Agreement.

2.

FULL EFFORTS OF EMPLOYEE.  Employee agrees (i) to devote his full business time and energies to the business and affairs of Employer, (ii) to use his best efforts, skills and abilities to promote the interests of the Employer and the related business interests of HRH and its other subsidiaries and (iii) to perform faithfully and to the best of his ability all assignments of work given to him by Employer.  (HRH and its subsidiary corporations, including Employer, are herein referred to as the “HRH Companies.”)  During the course of his employment hereunder, Employee shall not, directly or indirectly, enter into or engage in any business which competes with the business of Employer without the written consent of HRH.

3.

FULL COMPENSATION FOR SERVICES.  All business, including insurance, bond, risk management, self-insurance and other services (collectively, the “HRH Business”), transacted through the efforts of Employee or any other employee of the HRH Companies shall be the sole property of the Employer and the HRH Companies, and Employee acknowledges that he shall have no right to any commission or fee resulting from the conduct of such business other than in the form of the compensation referred to in paragraph 1.  Premiums, commissions or fees on the HRH Business transacted through the efforts of Employee shall be invoiced to the assured or purchaser by Employer or one of the other HRH Companies.  All checks or bank drafts received by Employee from any assured or purchaser shall be made payable to such company and all amounts collected by Employee shall be promptly turned over to Employer.

4.

TRADE SECRETS.  Employee acknowledges that, in the course of his employment hereunder, he will become acquainted and entrusted with certain confidential information and trade secrets of Employer and the HRH Companies, concerning customers of the HRH Companies (“HRH Customers”) and sources with which insurance is placed, which confidential information includes, but is not limited to, customer lists, financial data and marketing programs of the HRH Companies, policy expiration dates, policy terms, conditions and rates, customers’ risk characteristics, and information concerning the insurance markets for large or unusual commercial risks (the “Confidential Information”).

Employee agrees that he will safeguard the Confidential Information from exposure to, or appropriation by, unauthorized persons and that he will not, without the prior written consent of Employer or other applicable HRH Company during the term of this Agreement or any time thereafter, divulge or make any use of the Confidential Information except as may be required in the course of his employment hereunder.  Upon termination of his employment, Employee promises to deliver to Employer all materials, including personal notes and reproductions, relating to the Confidential Information, to the Employer and the HRH Companies, to the HRH Business and to the HRH Customers, which are in his possession or control. Employee agrees that compensation and benefits otherwise owing to him may be withheld for failure to comply with the terms of this paragraph.

5.

EMPLOYEE COVENANTS.  Employee recognizes that over a period of many years the Employer (specifically including for the purposes of this paragraph 5 any predecessors of Employer or entities from which it might have acquired insurance accounts) has developed, at considerable expense, relationships with, and knowledge about, customers and prospective customers which constitute a major part of the value of the Employer.  During the course of his employment by Employer, Employee will have substantial contact with these customers and prospective customers.  In order to protect the value of the Employer’s business, Employee covenants and agrees that, in the event of the termination of his employment, whether voluntary or involuntary, he shall not directly or indirectly as an owner, stockholder, director, employee, partner, agent, broker, consultant or other participant, for a period of three (3) years from the date of such termination:

(a)

approach, contact or solicit any individual or firm, which was a customer, or prospective customer being actively solicited, of the Employer at any time during Employee’s term of employment, for the purpose of offering, obtaining, selling, diverting or receiving, to or from said individual or firm, services in the field of insurance or any other business engaged in by the Employer during Employee’s term of employment;

(b)

approach, contact, or solicit any individual or firm, which was a customer, or prospective customer being actively solicited, of the Employer with whom Employee had personal contact or whose name became known to him in the course of the performance of his employment duties while in the employ of the Employer, for the purpose of offering, obtaining, selling, diverting or receiving, to or from said individual or firm, services in the field of insurance or any other business engaged in by the Employer during Employee’s term of employment;

(c)

approach, contact or solicit any individual or firm, which was a customer, or prospective customer being actively solicited, of the Employer other than those customers and prospective customers with whom Employee had personal contact while in the employ of Employer, for the purpose of offering, obtaining, selling, diverting or receiving, to or from said individual or firm, services in the field of insurance or any other business engaged in by the Employer during Employee’s term of employment; or

(d)

approach, contact or solicit any individual or firm: (i) described above in subparagraph (a), (b) or (c); and (ii) located within the city of Richmond, Petersburg or Colonial Heights or the county of Henrico, Chesterfield, Goochland or Hanover;

As used herein, “customers” shall be limited to those for whom there is insurance coverage in force as of the date of termination of employment, and “prospective customers being actively solicited” shall mean those parties who have been solicited or to whom a premium quotation has been conveyed by Employer after a preliminary expression of interest by such party (such expression of interest having been made within twelve (12) months of the date of termination of employment).

Subparagraphs (a), (b), (c) and (d) are separate and divisible covenants; if for any reason any one covenant is held to be invalid or unenforceable, in whole or in part, the same shall not be held to affect the validity or enforceability of the others, or of any other provision of this Agreement.  The periods and scope of the restrictions set forth in said subparagraphs shall be reduced to the maximum permitted by the law actually applied to determine the validity of each subparagraph.

6.

EMPLOYEE BREACH OF AGREEMENT.  If, during the period of three (3) years following the termination of employment hereunder, any commission or fee becomes payable to Employee or to any person, firm, partnership, corporation or other entity by or with whom Employee is then employed or affiliated, as a result of a violation by Employee of the provisions of paragraph 4 or 5 of this Agreement, Employee agrees to promptly pay to Employer an amount equal to 75% of such commission or fee.  In addition, the parties agree that, in the event of a breach by Employee of the terms of paragraph 4, 5 or 8, monetary damages alone will not be sufficient to protect the interests of Employer and the HRH Companies and, as a result, that Employer and the HRH Companies and, as a result, that Employer and the HRH companies shall be entitled to injunctive relief against Employee to prevent the breach of any such provisions hereunder.  It is further agreed that the foregoing remedies shall be cumulative and not exclusive, and shall be in addition to any other remedies available to Employer and the HRH Companies at law or in equity.

7.

STANDARDS OF PERFORMANCE; CAUSE.  In addition to the full efforts required of Employee in paragraph 2 hereof and notwithstanding anything herein to the contrary, Employee’s employment may be terminated or altered, without notice, in the discretion of Employer, prior to the expiration (including renewals) of this Agreement for “Cause.”  For purposes hereof and without limitation Cause shall include any dishonest, criminal or immoral conduct or any act having a material adverse effect against the Employer or HRH and shall also include the failure of Employee, whether through incompetence, inefficiency, negligence, inability, incapacity or otherwise, to observe or perform any of his material duties or material obligations hereunder.

8.

NONRAIDING OF EMPLOYEES.  Employee covenants that during his employment hereunder (including renewals) and for an additional period of twelve (12) months after termination of his employment hereunder for any reason, he will not hire any employees of Employer for work in a business in competition with Employer, nor will he directly or indirectly aid or encourage any of the Employer’s employees to seek employment with a business in competition with Employer, whether or not employee is then affiliated with such competing business.

9.

ATTORNEYS’ FEES.  If a party breaches this Agreement and the other party sues to enforce the terms of this Agreement or to obtain any other remedy permitted under this

Agreement, then the losing party shall pay all of the prevailing party’s costs and fees, including attorneys’ fees, incurred in obtaining enforcement of this Agreement upon the entry by a court of competent jurisdiction of a final judgment in favor of the prevailing party.

10.

SEVERABILITY.  If any provision of this Agreement or any part of any provision of this Agreement is determined to be unenforceable for any reason whatsoever, it shall be severable from the rest of this Agreement and shall not invalidate or affect the other portions or parts of the Agreement, which shall remain in full force and affect and be enforceable according to their terms.

11.

GOVERNING LAW.  This Agreement shall be construed under and governed by the laws of the Commonwealth of Virginia.

12.

CASE AND GENDER.  Wherever required by the context of this Agreement, the singular and plural cases and the masculine, feminine and neuter genders shall be interchangeable.

13.

NONWAIVER.  The waiver by HRH or Employer of a breach, of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or as a waiver of any other provisions of this Agreement.

14.

CAPTIONS.  The captions provided in this Agreement are intended for descriptive and reference purposes only and are not intended to limit the applicability of the terms of any paragraph to that caption.

15.

SUCCESSION.  This Agreement shall be binding upon the parties hereto and shall inure to the benefit of their respective successors and assigns.

WITNESS the following signatures.

EMPLOYER:

HILB, ROGAL AND HAMILTON COMPANY OF

RICHMOND

BY /s/ Thomas B. Leipel

Its Chairman

EMPLOYEE:

/s/ Steven C. Deal

STEVEN C. DEAL

EXHIBIT A

Employee’s annual salary shall be $65,000, payable semi-monthly, as earned.

Employee shall receive a monthly automobile allowance of $400 and shall be reimbursed for reasonable entertainment and education expenses as submitted in accordance with HRH policy.

Employer agrees to pay for Employee his club dues for a family membership at Richmond Country Club.

Employer agrees to pay Employee an annual bonus, payable in the first quarter after the calendar year for which he has been judged, equal to the greater of 50% of the management incentive bonus earned by Employer, or $15,000.

All of the foregoing items shall be subject to annual review, and if changed, shall be set forth in an addendum to this Exhibit A.